As filed with the Securities and Exchange Commission on November 1, 2024
Registration No. 333-280222
Registration No. 333-261022
Registration No. 333-251598
Registration No. 333-228210
Registration No. 333-221790
Registration No. 333-216407
Registration No. 333-190309
Registration No. 333-162807
Registration No. 333-146459

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-280222
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-261022
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-251598
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-228210
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-221790
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216407
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-190309
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-162807
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-146459

UNDER THE SECURITIES ACT OF 1933

ITERIS, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-2588496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1250 Capital of Texas Hwy., Bldg. 1, Suite 330 Austin, TX 78746
(Address of principal executive offices) (Zip code)

Iteris, Inc. 2007 Omnibus Incentive Plan (Amended and Restated as of July 2015)
Amended and Restated Iteris, Inc. 2016 Omnibus Incentive Plan
Iteris, Inc. 2020 Employment Inducement Incentive Award Plan
Iteris, Inc. 2016 Omnibus Incentive Plan
Iteris, Inc. Employee Stock Purchase Plan
Iteris, Inc. 2007 Omnibus Incentive Plan
(Full title of the plan)

Kerry A. Shiba Senior Vice President and Chief Financial Officer, Treasurer and Secretary Iteris, Inc. 1250 Capital of Texas Hwy., Bldg. 1, Suite 330 Austin, TX 78746 (512) 716-0808
(Name and address of agent for service)(Telephone number, including area code, of agent for service)

With a copy to:
Steven B. Stokdyk, Esq.
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
(424) 653-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Iteris, Inc., a Delaware corporation (the “Registrant”), deregister and withdraws, as applicable, all shares of the Registrant’s common stock, par value $0.10 per share (the “Shares”), that remain unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (No. 333-280222) pertaining to the registration of an aggregate of 1,160,677 Shares, issuable under the Iteris, Inc. 2007 Omnibus Incentive Plan (Amended and Restated as of July 2015), which was filed with the SEC on June 14, 2024.

•
Registration Statement on Form S-8 (No. 333-261022) pertaining to the registration of an aggregate of 3,360,000 Shares, issuable under the Registrant’s Amended and Restated 2016 Omnibus Incentive Plan, which was filed with the SEC on November 12, 2021.

•
Registration Statement on Form S-8 (No. 333-251598) pertaining to the registration of an aggregate of 300,000 Shares, issuable under the Iteris, Inc. 2020 Employment Inducement Incentive Award Plan, which was filed with the SEC on December 22, 2020.

•
Registration Statement on Form S-8 (No. 333-228210) pertaining to the registration of an aggregate of 2,400,000 Shares, issuable under the Iteris, Inc. 2016 Omnibus Incentive Plan, which was filed with the SEC on November 6, 2018.

•
Registration Statement on Form S-8 (No. 333-221790) pertaining to the registration of an aggregate of 1,000,000 Shares, issuable under the Iteris, Inc. Employee Stock Purchase Plan, which was filed with the SEC on November 28, 2017.

•
Registration Statement on Form S-8 (No. 333-216407) pertaining to the registration of an aggregate of 6,773,802 Shares, issuable under the Iteris, Inc. 2016 Omnibus Incentive Plan, which was filed with the SEC on March 2, 2017.

•
Registration Statement on Form S-8 (No. 333-190309) pertaining to the registration of an aggregate of 800,000 Shares, issuable under the Iteris, Inc. 2007 Omnibus Incentive Plan, which was filed with the SEC on August 1, 2013.

•
Registration Statement on Form S-8 (No. 333-162807) pertaining to the registration of an aggregate of 800,000 Shares, issuable under the Iteris, Inc. 2007 Omnibus Incentive Plan, which was filed with the SEC on November 2, 2009.

•
Registration Statement on Form S-8 (No. 333-146459) pertaining to the registration of an aggregate of 850,000 Shares, issuable under the Iteris, Inc. 2007 Omnibus Incentive Plan, which was filed with the SEC on October 2, 2007.

Pursuant to an Agreement and Plan of Merger, dated as of August 8, 2024 (the “Merger Agreement”), by and among the Registrant, Almaviva S.p.A, an Italian Societá per azioni (“Parent”), and Pantheon Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), on the terms and subject to the conditions of the Merger Agreement, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and an indirect wholly-owned subsidiary of Parent (the “Merger”). The Merger became effective on November 1, 2024.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration any and all securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on November 1, 2024.

ITERIS, INC.

By:	/s/ Kerry Shiba

Name: Kerry Shiba
Title: Senior Vice President and Chief Financial Officer, Treasurer, and Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.